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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               CLARUS CORPORATION
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              (Name of Registrant as Specified In Its Charter)


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Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

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May 13, 2002

WARREN B. KANDERS
c/o Kanders and Company, Inc.
Two Soundview Drive
Greenwich, Connecticut 06830

Dear Mr. Kanders,

     As we have indicated to you in our previous correspondence, the Clarus Board of Directors is always interested in the opinions of the Company's stockholders. That is why we treat with great seriousness the issues that you raise in your May 10, 2002 letter, and in the press release issued on the same day. The Board believes that some of the assertions you make in your letter distort the record, and feels it is necessary to correct any statements that might mislead our stockholders.

     Your group has, to date, not presented any specific proposals or plans for Clarus, except for initiatives that were either ongoing at the Company long before your recent purchase of Clarus shares or have already been adopted by the Board. You have proposed "utilizing the services of a recognized investment banking firm," an action the Company has recently announced. Your plans have otherwise been expressed only as a list of vague possibilities, "including the possible sale of Clarus' e-business technology, the sale of the entire Company or fully utilizing or redeploying Clarus' other assets to acquire income generating businesses." At no time have you provided greater detail to public stockholders or to the Board and management of the Company. In the absence of such detail and given that you initiated a proxy contest just weeks after acquiring your investment in Clarus, we, like other Clarus stockholders, can only speculate about your true intentions for the Company, its assets and its cash reserves.

     We have repeatedly expressed our willingness to give your group an opportunity to make a presentation to the Board with respect to your ideas. As we have made clear in the letters to your counsel, which we filed with the SEC on May 7, 2002, our only condition for a meeting has been that your group provide information regarding its intentions, plans and proposals prior to the meeting. You have never responded to our request and, to date, no meeting has been held. Based on your unwillingness to provide this information, we can only speculate as to why, if you were truly interested in building value for Clarus' stockholders, you would not provide this information to the Board.

     The Company's recent announcements that it has retained an investment bank and is in preliminary discussions regarding a potential value-enhancing strategic transaction are the fulfillment of our plans set forth in the Company's April 24, 2002 press release. At the time, we stated that: "the Clarus Board of Directors has determined that the company should, in addition to executing its organic growth strategies, retain a financial advisor to explore strategic alternatives, including the evaluation of strategic partners that would enable Clarus to more rapidly achieve its growth and scale objectives and to become part of a larger organization with substantial critical mass and a more expansive platform."



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     It is disingenuous for you to protest on May 10 that we have achieved progress on the actions we announced on April 24. We believe that any long-term stockholder with an interest in maximizing the value of their Clarus investment would support our plan. In fact, we are pleased with the response we have received from stockholders regarding our plans to maximize stockholder value. As the actions that the Board has announced happen to be consistent with those that you have called for, we are frankly surprised that you have expressed such displeasure with our announcements or have objected to our retaining the respected firm U.S. Bancorp Piper Jaffray. This again raises troubling questions about your intentions for the Company.

     We further believe that it is misleading to stockholders to imply that by fulfilling our fiduciary obligations as Directors of the Company we are doing anything other than protecting the interests of all Clarus stockholders. If a transaction were to result from our current exploration of strategic alternatives, as in any corporate transaction, stockholders would have the opportunity to make their voices heard.

     The disruptive effect of your recent communications is obvious and we have been unable to determine the basis for your belief that your conduct is beneficial to the Company or its stockholders. We believe that the interests of the Company would be best served if you would cease your current course of action and allow the Board and management to focus on their efforts to execute on the Company's business plan and enhance stockholder value.

     Clarus is operating under the guidance of a Board that is knowledgeable about the Company and its industry. The process that has led to our announcement on April 24 that the Company is evaluating strategic alternatives has been ongoing since October of last year. This process is being conducted in an orderly fashion consistent with the fiduciary duties of the Board. We hope that you will act in the best interests of the Company and come to support this plan as many other stockholders of Clarus have done.

                                     On behalf of the Clarus Board of Directors,


                                     Stephen P. Jeffery
                                     Chairman